Exhibit 10.5(a)

RUBICON TECHNOLOGY, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (This “Amendment”) to the Executive Employment Agreement dated November 17, 2005 (the “Agreement”), is made and entered into as of July 25, 2007 (the “Effective Date”), by and between Rubicon Technology, Inc., a Delaware corporation (the “Company”), and Raja Parvez (“Executive”).

PRELIMINARY STATEMENTS

It is in the best interests of the Company to assure the continued dedication of Executive in a time of uncertainty following a change of control in the corporation before an initial public offering of the Company’s securities.

AGREEMENT

In consideration of the premises and the mutual promises and covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

“Initial Public Offering” (“IPO”) shall mean the first offering by the Company of its equity securities to the public pursuant to an effective registration statement filed under the “Securities Act of 1933, as amended, or under any similar law then in effect.

Section 2. Amendments.

Add a new Section 4(h), as follows:

“(h) Termination Without Cause Subsequent to a Change in Control. Notwithstanding Section 4(b), in the event that the Company, at any time prior to the initial public offering of the Company’s securities, and within one (1) year after a Change in Control (as defined below), terminates the Executive without Cause, the Executive shall be entitled to, in lieu of the payment pursuant to Section 4(b)(iii), a lump sum payment within thirty (30) days of the Termination Date equal to 2.99 times the Executive’s Annual Salary, less applicable taxes, payroll deductions and withholdings required by law. Notwithstanding the preceding sentence, if the independent accountants acting as auditors for the Company on the date of the Change in Control determine that such single payment, together with other compensation received by the Executive, would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and regulations thereunder, the single payment to the Executive shall be reduced to the maximum amount which may be paid without such payments in the aggregate constituting “excess parachute payments”, provided that such amount shall not be reduced below the payment as set forth in Section 4(b)(iii) as referenced above.

For purposes of this Agreement, “Change in Control” means the occurrence of: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; or (C) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

“COMPANY”		“Executive”

RUBICON TECHNOLOGY, INC.

By:	/s/ Raja Parvez	/s/ Raja Parvez
Raja Parvez
Its:	President

Acknowledged and approved on behalf of

the Board of Directors of Rubicon Technology, Inc.

By:	/s/ Don Aquilano
Don Aquilano, Chairman